UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

  ____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2011

BIONEUTRAL GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-149235	26-0745273
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 Warren Street, Newark, New Jersey	071013
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 286-2899

N/A
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Resignation from the Board of Directors

On January 14, 2011, Suresh Relwani resigned as a member of the Board of Directors (the “Board”) of BioNeutral Group, Inc. (the “Company”).  At the time of his resignation, Mr. Relwani did not hold any positions on any committee of the Board.  Mr. Relwani’s resignation was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

(d) Appointment of New Director

On January 14, 2011, following the resignation of Mr. Relwani from the Board, the remaining directors of the Company, pursuant to their authority under the Company’s By-laws, appointed Wayne Stratton to fill the vacancy on the Board created by Mr. Relwani’s resignation.  Mr. Stratton’s appointment to the Board became effective immediately.

As a non-management member of the Board, in remuneration for his services, Mr. Stratton will receive an annual grant of 85,000 restricted shares of the Company’s common stock.  Further, Mr. Stratton entered into the Company’s form of Director Indemnification Agreement, pursuant to which the Company agreed to indemnify Mr. Stratton from certain expenses, including reasonable attorney’s fees, incurred by Mr. Stratton as a result of serving on the Board (and/or a committee of the Board), subject to certain exclusions for certain delineated matters.

Other than the Indemnification Agreement and non-management director compensation mentioned herein:  (i) there are no arrangements or understandings between Mr. Stratton and any other person pursuant to which Mr. Stratton was selected as a director and (ii) there is no material plan, contract, or arrangement (whether or not written) to which Mr. Stratton is a party, or in which he participates, that is entered into or materially amended in connection with the appointment of Mr. Stratton to the Board or any grant or award to Mr. Stratton, or modification thereto, under any such plan, contract, or arrangement in connection with any such event.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIONEUTRAL GROUP, INC.

Date: January 14, 2011	By:	/s/ Stephen J. Browand
Name: Stephen J. Browand
Title: President and Chief Executive Officer